Exhibit 23


                    CONSENT OF INDEPENDENT AUDITORS





The Plan Committee
United Video Satellite Group, Inc.
401(k) Plan:




We consent to incorporation by reference in the registration statement (No. 333-2866) on Form S-8 of United Video Satellite Group, Inc. 401(k) Plan of our report dated June 27, 1997, relating to the statements of net assets available for benefits of United Video Satellite Group, Inc. 401(k) Plan as of December 31, 1996 and 1995, and the related statements of changes in net assets available for benefits for the year ended December 31, 1996 and the three month period ended December 31, 1995 and all related schedules, which report appears in the December 31, 1996 Annual Report on Form 11-K.







                                  KPMG Peat Marwick LLP


Denver, Colorado
June 27, 1997